For more information contact:	Media – Bruce Amundson (253) 924-3047
Analysts – Kathryn McAuley (253) 924-2058

Weyerhaeuser Reports 2nd Quarter Loss

FEDERAL WAY, Wash. (July 31, 2009) – Weyerhaeuser Company (NYSE: WY) today reported a net loss of $106 million for the second quarter, or $0.50 per share, on net sales from continuing operations of $1.4 billion.

This compares with a net loss of $96 million, or $0.45 per share, on net sales from continuing operations of $2.2 billion for the same period last year.

SIGNIFICANT SECOND QUARTER 2009 AFTER-TAX ITEMS

	After-Tax Gain (Charge) ($ millions)	Gain (Charge) per share (dollars)
Alternative fuel mixture credits	$72	$0.34
Impairments and reserves for Real Estate assets	($36)	($0.17)
Corporate restructuring and asset impairments	($30)	($0.14)
Closures, restructuring and asset impairments, primarily for Wood Products	($14)	($0.07)
Litigation and insurance settlements	$14	$0.07
Gain on sale of closed facilities	$13	$0.06

Excluding these items, the company reported a net loss of $125 million, or $0.59 per share, in the second quarter of 2009.

SIGNIFICANT SECOND QUARTER 2008 AFTER-TAX ITEMS

	After-Tax Gain (Charge) ($ millions)	Gain (Charge) per share (dollars)
Real estate impairments, reserves and land-related charges	($206)	($0.98)
Ownership restructuring of Uruguay assets	$101	$0.48
Changes to post-retirement benefits	$32	$0.15
Restructuring charges, primarily corporate staff	($24)	($0.11)
Closures and asset impairments, primarily for Wood Products	($20)	($0.09)
Release of tax liabilities	$14	$0.07

Excluding these items, the company earned $7 million, or $0.03 per share, in the second quarter of 2008.

“Although we’ve begun to experience some recovery in housing sales and starts, it is not yet clear that this improvement is driven by sustainable shifts in market fundamentals, and therefore our timberlands, wood products and real estate businesses continue to operate in an environment of uncertainty,” said Dan Fulton, president and chief executive officer. “We continue to reduce costs to make our businesses more competitive, and we continue to adjust our harvest and production levels to meet market demand.”

SUMMARY OF SECOND QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	2Q 2009	2Q 2008	Change
Net loss	($106)	($96)	($10)
Loss per share	($0.50)	($0.45)	($0.05)
Net sales from continuing operations	$1,391	$2,174	($783)

SEGMENT RESULTS FOR SECOND QUARTER
Contributions (Charges) to Pre-Tax Earnings

Millions	2Q 2009	2Q 2008	Change
Timberlands	$66	$103	($37)
Wood Products	($162)	($164)	$2
Cellulose Fibers	$100	$42	$58
Real Estate	($50)	($337)	$287

TIMBERLANDS

	2Q 2009	1Q 2009	Change
Contribution to pre-tax earnings (millions)	$66	$40	$26

2Q 2009 Performance – Excluding a second quarter restructuring charge of $5 million, the segment’s earnings increased $31 million.

Second quarter earnings from operations improved due to increased sales of non-strategic lands, seasonally higher volumes, and lower operating and SG&A costs. Domestic and export log prices declined during the quarter. Losses related to international operations were $7 million, unchanged from first quarter.

3Q 2009 Outlook – Excluding the impact of non-strategic land sales, Weyerhaeuser expects third quarter earnings from the segment to be lower than second quarter due to additional harvest deferrals and lower log sales realizations.

WOOD PRODUCTS

	2Q 2009	1Q 2009	Change
Charge to pre-tax earnings (millions)	($162)	($266)	$104

2Q 2009 Performance – Excluding the pre-tax items noted below, the segment’s second quarter losses decreased $29 million.

•	Second quarter 2009 included charges of $15 million primarily for closures, restructuring and asset impairments.
•	First quarter 2009 included charges of $71 million for closures, restructuring and asset impairments, and $19 million for an agreement in principle to settle alder litigation.

Continued cost control measures, lower log costs and slightly improved softwood lumber prices more than offset lower engineered wood products prices.

3Q 2009 Outlook – Weyerhaeuser expects a smaller loss from operations for the segment in third quarter due to improved operating efficiencies, cost control initiatives, and modest improvements in softwood lumber and oriented strand board prices.  We will continue to take additional downtime to balance supply with demand.

CELLULOSE FIBERS

	2Q 2009	1Q 2009	Change
Contribution to pre-tax earnings (millions)	$100	$31	$69

2Q 2009 Performance – Second quarter results include a pre-tax gain of $107 million related to alternative fuel mixture credits.  Excluding the credit, the segment’s earnings declined $38 million in the second quarter.

An extensive boiler repair at Columbus, Mississippi and annual maintenance outages significantly lowered earnings in the second quarter.  Lower average price realizations for pulp and liquid packaging were partially offset by reductions in fiber, energy, chemical and freight costs.

3Q 2009 Outlook – Weyerhaeuser expects earnings from operations for third quarter to be higher than second quarter primarily due to less maintenance downtime and continued cost control.

REAL ESTATE

	2Q 2009	1Q 2009	Change
Charge to pre-tax earnings (millions)	($50)	($96)	$46

2Q 2009 Performance – Excluding the pre-tax items noted below, the segment’s loss improved $16 million in second quarter.

•	Asset impairments, restructuring and investment-related charges were $52 million in the second quarter compared to $72 million in the first quarter.
•	Second quarter included a gain of $9 million from the sale of partnership interests and $7 million from the sale of land and lots. First quarter included a gain of $6 million from a land condemnation.

Homebuilding operations closed 464 single-family units, an 8 percent increase from first quarter. The average price of home sales closed was slightly higher than the previous quarter, primarily due to mix.  The backlog of homes sold, but not closed, increased to slightly more than five months.

3Q 2009 Outlook – Weyerhaeuser expects a higher loss from homebuilding operations in the third quarter.  Home sale closings are expected to be comparable to second quarter levels, with a change in mix resulting in lower average sales prices.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world’s largest forest products companies, was incorporated in 1900. In 2008, sales were $8 billion. It has offices or operations in 10 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction and development. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.wy.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on July 31 to discuss second quarter results.

To access the conference call from within North America, dial 1-800-240-2134 at least 15 minutes prior to the call. Those calling from outside North America should dial 1-303-262-2194. Replays will be available for one week at 1-800-405-2236 (access code – 11125016#) from within North America and at 1-303-590-3000 (access code – 11125016#) from outside North America.

The call is being webcast through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com by clicking on the “Q2 2009 Earnings Conference Call” link.

The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions.  Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements.  There is no guarantee that any of the events anticipated by these forward-looking statements will occur.  If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition.  The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company’s plans, strategies and intentions.  They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.”  In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company’s expectations during the third quarter of 2009, including fee timber harvest levels in the Timberlands segment, sales of non-strategic timberlands, the effect of operating efficiencies and cost control measures on operating losses in the Wood Products segment, demand and pricing for our wood products, decreased expenses for annual planned maintenance and operations in the Cellulose Fiber segment, average pulp price realizations, home sale closings and prices, and earnings and performance of our business segments.

Major risks, uncertainties and assumptions that affect the company’s businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including the level of interest rates, availability of financing for home mortgages, strength of the U.S. dollar, employment rates and housing starts;
•	market demand for the company’s products, which is related to the strength of the various U.S. business segments and economic conditions;
•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;
•	changes in the Company’s business support functions and support costs;
•	performance of the company’s manufacturing operations, including maintenance requirements and operating efficiencies;
•	changes in legislation or tax rules;
•	raw material prices;
•	energy prices;
•	transportation costs;
•	the level of competition from domestic and foreign producers;
•	the effect of forestry, land use, environmental and other governmental regulations;
•	legal proceedings;
•	the effect of weather;
•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
•	changes in accounting principles;
•	performance of pension fund investments and related derivatives;
•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation; and
•	other factors described under “Risk Factors” in the Company’s annual report on Form 10-K.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China.  It also is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar. Restrictions on international trade or tariffs imposed on imports also may affect the company.